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                                                                    EXHIBIT 10.4

                          TAX DISAFFILIATION AGREEMENT

                                     BETWEEN

                        FIDELITY NATIONAL FINANCIAL, INC.

                                       AND

                  FIDELITY NATIONAL INFORMATION SERVICES, INC.

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                          TAX DISAFFILIATION AGREEMENT

      THIS TAX DISAFFILIATION AGREEMENT (this "Agreement"), dated as of __________, 2004, by and among Fidelity National Financial, Inc. ("FNF"), a Delaware corporation, and Fidelity National Information Services, Inc. ("FIS"), a Delaware corporation and currently a subsidiary of FNF, is entered into as of the date last executed by the undersigned parties (the "Effective Date").

                                    RECITALS

      WHEREAS, as set forth in the Master Agreement dated as of __________, 2004 (the "Distribution Agreement"), and subject to the terms and conditions thereof, FNF and FIS have determined it would be appropriate and desirable to separate the FIS Group from the FNF Group;

      WHEREAS, to effectuate the separation, FNF intends to distribute all of its shares of FIS common stock, on a pro rata basis, to the holders of the common stock of FNF, subject to the terms and conditions of the Distribution Agreement (the "Distribution");

      WHEREAS, the Distribution is intended to qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

      WHEREAS, FNF is, and immediately before the date on which the Distribution is effective (the "Distribution Date") shall be, the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Code, which includes members of the FIS Group and which files Consolidated Returns;

      WHEREAS FNF is party to a tax sharing agreement which encompasses the FIS Group companies;

      WHEREAS, upon the Distribution, the FIS Group companies will cease to be members of the FNF Consolidated Group and the FNF Combined Group for federal and state income Tax purposes; and

      WHEREAS, in connection with the Distribution, pursuant to which the FIS Group companies will cease to be members of the FNF Group, the parties hereto desire to enter into this Agreement, setting forth their agreement with respect to certain Tax matters from and after the Effective Date.

      NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                            SECTION 1. DEFINITIONS.

1.1 In General. As used in this Agreement, the following capitalized terms shall have the following meanings:

      "Acquisition" means with respect to the stock of FNF or FIS, as applicable, any acquisition of stock (including a stock redemption) or issuance of stock, excluding (a) any acquisition of FIS stock in connection with the IPO,
(b) the distribution of FIS stock to FNF immediately prior to the IPO, (c) any acquisition of stock that qualifies under Section 1.355-7T(d)(5) of the Treasury Regulations or any successor thereto, (d) any acquisition of stock that is in connection with the performance of services as an employee or director and that qualifies under Section 1.355-7T(d)(6) of the Treasury Regulations or any successor thereto, and (e) any acquisition of stock by a retirement plan of an employer that qualifies under Section 1.355-7T(d)(7) of the Treasury Regulations or any successor thereto.

      "Adverse Consequences" means damages, penalties, fines, costs, expenses, amounts paid in settlement, liabilities, obligations, liens, and losses, including any such amounts arising out of or related to claims asserted against the FNF Legacy Group by any shareholder participating in the Distribution, whether or not any shareholder participating in the Distribution, or the Service, or any Tax Authority ultimately is successful in seeking recourse against the FNF Legacy Group.

      "After-Tax Basis" means that, in determining the amount of the Indemnified Liability, the amount of any Taxes and Tax Losses shall be determined net of any Tax benefit derived by the Indemnitee as the result of sustaining such Taxes and Tax Losses and increased by the amount necessary to satisfy any Tax liabilities incurred by the Indemnitee as the result of its receipt, or right to receive, such indemnification payment, so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Taxes and Tax Losses.

      "Affiliated Company" means any corporation in which a common parent holds directly or indirectly 80% or more of the voting power and value of such corporation within the meaning of Section 1504(a) of the Code.

      "Agreement" has the meaning set forth in the Preamble hereto.

      "Audit" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Delaware are required or authorized by law to close.

      "Code" has the meaning set forth in the Recitals to this Agreement.

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      "Combined Group" means a group of one or more companies that files a
Combined Return.

      "Combined Return" means any Tax Return with respect to Combined State/Local Tax filed on a consolidated, combined, unitary or other similar basis wherein any member of the FIS Group joins in the filing of such Tax Return (for any Taxable Period) with any member of the FNF Legacy Group.

      "Combined State/Local Tax" means the state or local Tax liability determined on a consolidated, combined, unitary or similar basis.

      "Combined Tax Allocation Statement" has the meaning set forth in Section 2.3(c) of this Agreement.

      "Consolidated Federal Tax" means the Federal Income Tax liability of a Consolidated Group determined on a consolidated basis. "Consolidated Group" means a group of one or more Affiliated Companies that files a Consolidated Return.

      "Consolidated Items" has the meaning set forth in Paragraph 1 of Schedule
I.

      "Consolidated Return" means any Tax Return with respect to Federal Income Taxes filed on a consolidated basis pursuant to Section 1501 of the Code.

      "Consolidated Tax Allocation Statement" has the meaning set forth in
Section 2.3(c) of this Agreement.

      "Contest" means any Audit or claim for refund involving any Taxes with respect to a Pre-Distribution Period.

      "Control" means stock representing a 50% or greater interest within the meaning of Section 355(e) of the Code .

      "Controlling Party" has the meaning set forth in Section 6.2(d) of this Agreement.

      "Distribution" has the meaning set forth in the Recitals to this Agreement.

      "Distribution Agreement" has the meaning set forth in the Recitals to this Agreement.

      "Distribution Date" has the meaning set forth in the Recitals to this Agreement.

      "Effective Date" has the meaning set forth in the Preamble to this Agreement.

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      "Federal Income Tax" means any Tax imposed under Subtitle A of the Code
(including the Taxes imposed by Sections 11, 55, and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based U.S. federal Tax which is hereinafter imposed upon corporations.

      "Filing Group" means either (a) the FNF Legacy Group, if the Filing Party is a member of the FNF Legacy Group, or (b) the FIS Group, if the Filing Party is a member of the FIS Group.

      "Filing Party" means, (i) with respect to any Consolidated Return or Combined Return, the party that is required to file such a Tax Return under
Section 2.1 of this Agreement, and (ii) with respect to any Separate Return, the party that is required to file such Tax Return under applicable law.

      "Final Determination" means with respect to any issue (a) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable, (b) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax law that is binding against the Service or any other Taxing Authority, (c) any other final settlement with the Service or other Taxing Authority, or (d) the expiration of an applicable statute of limitations.

      "FIS" has the meaning set forth in the Preamble to this Agreement.

      "FIS Acquisition Approval Process" has the meaning set forth in Section 5.2(b) of this Agreement.

      "FIS Combined Return" means any Combined return with respect to which FIS or any member of the FIS Group is the common parent of the Combined Group.

      "FIS Consolidated Return" means any Consolidated Return with respect to which FIS is the common parent of the Consolidated Group.

      "FIS Group" means FIS and any Affiliated Company of which FIS is the common parent corporation, and any corporation which may be, or may become, a member of such group from time to time.

      "FNF" has the meaning set forth in the Preamble to this Agreement.

      "FNF Acquisition Approval Process" has the meaning set forth in Section 5.2(d) of this Agreement.

      "FNF Combined Return" means any Combined Return with respect to which FNF or any member of the FNF Legacy Group is the common parent of the Combined Group.

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      "FNF Consolidated Return" means any Consolidated Return with respect to which FNF is the common parent of the Consolidated Group.

      "FNF Group" means FNF, any Affiliated Company of which FNF is the common parent corporation, and any corporation which may be, or may become, a member of such group from time to time.

      "FNF Legacy Group" means the FNF Group excluding any member of the FIS Group.

      "Hypothetical Tax" has the meaning set forth in Paragraph 1 of Schedule I.

      "Indemnified Liability" means any liability which is imposed upon or incurred by an Indemnitee against which such Indemnitee is indemnified and held harmless under this Agreement.

      "Indemnifying Party" means any person that is required to indemnify and hold harmless any Indemnitee under this Agreement.

      "Indemnitee" means any member of the FNF Legacy Group or the FIS Group that incurs a liability that is subject to indemnification under this Agreement.

      "IPO" means the initial public offering of FIS common stock.

      "Non-Controlling Party" has the meaning set forth in Section 6.2(d)(i) of this Agreement.

      "Non-Filing Group" means either (a) the FNF Legacy Group, if the Filing Party is a member of the FIS Group, or (b) the FIS Group, if the Filing Party is a member of the FNF Legacy Group.

      "Non-Filing Party" means either (a) FNF, if the Filing Party is a member of the FIS Group, or (b) FIS, if the Filing Party is a member of the FNF Legacy Group.

      "NTI-NY" means National Title Insurance of New York, Inc., a New York insurance company.

      "NTI-NY Tax Sharing Agreement" means the Tax Sharing Agreement by and between FNF and NTI-NY pursuant to which the parties agree upon the allocation of Tax Items relating to NTI-NY using the allocation methodology described therein.

      "Opinion Documents" means the Tax Opinions and any materials provided to Tax Counsel in connection with the such opinions.

      "Other Tax Group" means either (a) the FNF Legacy Group if the FIS Group is the Tax Group or (b) the FIS Group if the FNF Legacy Group is the Tax Group.

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      "Post-Distribution Period" means any Taxable Period or portion thereof beginning after the Distribution Date.

      "Pre-Distribution Period" means any (a) Taxable Period ending on or prior to the Distribution Date or (b) with respect to any Taxable Period beginning prior to the Distribution Date and ending after the Distribution Date, the portion of such Taxable Period that ends on the Distribution Date.

      "Prime Rate" means the rate announced from time to time as "prime" by The Chase Manhattan Bank as its prime rate in New York City.

      "Private Letter Ruling" means the private letter ruling issued by the Service to FNF on June 14, 2004.

      "Referee" has the meaning set forth in Section 8.5 of this Agreement.

      "Ruling Documents" means the Private Letter Ruling, including all materials submitted to the Service in connection with such ruling.

      "Section 355(e) Gain" has the meaning set forth in Section 5.2(e) of this Agreement.

      "Section 355 Tax Treatment" has the meaning set forth in Section 5.1(a) of this Agreement.

      "Separate Tax" means any Tax incurred by an entity that is not a Federal Income Tax required to be shown on a Consolidated Return and is not a Combined State/Local Tax required to be shown on a Combined Return.

      "Separate Return" means any Tax Return, filed by any entity, that is not part of a Consolidated Return or a Combined Return.

      "Service" means the Internal Revenue Service.

      "Tax" means (a) any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, estimated, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Taxing Authority and (b) any liability of any person for the payment of any amounts described in clause (a) as a result of any express or implied obligation to indemnify any other party or as successor or transferee.

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      "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

      "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the affiliated group of which it is a member) in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

      "Tax Group" means either of the FNF Legacy Group or the FIS Group, as the context dictates.

      "Tax Group Parent" means either (a)FNF, if the FNF Legacy Group is the Tax Group, or(b) FIS, if the FIS Group is the Tax Group.

      "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

      "Tax Law" means any federal, state, local or foreign law with respect to Taxes, including the Code and Treasury Regulations.

      "Tax Loss" means any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that directly results from Taxes.

      "Tax Opinions" means any opinion of a law firm or of an accounting firm concerning whether the Distribution satisfies one or more of the requirements for Section 355 Tax Treatment.

      "Tax Return" means any return, report, certificate, form or similar statement or document (including, any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including where permitted or required any Tax return filed on a consolidated, combined, unitary or other similar basis.

      "Tax Settlement" has the meaning set forth in Section 6.4(b) of this Agreement.

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      "Taxable Period" means, with respect to any Tax, the period for which the
Tax is reported as provided under the Code or any other applicable Tax Laws.

      "Treasury Regulations" means the final and temporary Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor regulations).

1.2 Construction Principles. As used in this Agreement, (a) the singular shall be deemed to include the plural and vice versa, (b) the captions and section headings are inserted for convenience of reference only and are not intended to have any significance for the interpretation of, or construction of, the provisions of this Agreement, and (c) any reference to any person shall be deemed to include any predecessor or successor in interest thereto by merger or otherwise.

          SECTION 2. TAX RETURNS, TAX SHARING PAYMENTS AND GENERAL TAX
                            ADMINISTRATIVE MATTERS.

2.1   Filing of Returns.

      (a) FNF shall accurately prepare (or cause to be prepared) and timely file (or cause to be timely filed) all FNF Consolidated Returns and all FNF Combined Returns and, with respect to any such return for a Taxable Period beginning prior to the Distribution Date, shall include therein any FIS Group company as required by applicable Tax Law.

      (b) FIS shall accurately prepare (or cause to be prepared) and shall timely file (or cause to be timely filed) all FIS Consolidated Returns and all FIS Combined Returns and, with respect to any FIS Combined Return for a Taxable Period beginning prior to the Distribution Date, shall include therein any FNF Legacy Group company as required by applicable Tax Law.

      (c) FNF shall timely file (or cause to be timely filed) all Separate Returns that are required to be filed by any FNF Legacy Group company. FIS shall timely file (or cause to be timely filed) all Separate Returns that are required to be filed by any FIS Group company.

      (d) At least 45 days before the due date (including extensions) of any Filing Party Consolidated Return or any Filing Party Combined Return that includes any Non-Filing Group company, the Non-Filing Party shall provide to the Filing Party all information relating to the Non-Filing Group necessary to prepare the Tax Returns described in this Section 2.1. Such information will be prepared in a manner consistent with past practices.

      (e)   All Tax Returns prepared by a Filing Party pursuant to this Section
2.1 that include any Non-Filing Group company shall be prepared in a manner consistent with past practices, and at least 2 weeks prior to filing, shall be provided to the Non-Filing Party for review and approval, which approval shall not be unreasonably withheld.

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If the Non-Filing Party proposes an adjustment to any Non-Filing Party item on any Filing Party Consolidated Return or Combined Return, and the Filing Party unreasonably declines to accept such proposal, then each amount payable pursuant to this Agreement will be determined as if such proposal had been accepted.

      (f) FNF and FIS each agrees to file (or cause to be filed) each Tax Return required to be filed by such party (or its Affiliated Companies) pursuant to this Section 2.1, and to take all other actions in a manner consistent with the position that FIS and each other member of the FIS Group are part of the FNF Consolidated Group for all Pre-Distribution Periods in which FIS or the relevant FIS Group company was in existence and in a manner consistent with the facts and representations set forth in the Ruling Documents and Opinion Documents.

      (g)   Any disagreements with regard to any matters covered by this Section
2.1 shall be resolved in accordance with Section 8.5 of this Agreement.

2.2   Amended Returns.

      (a) The Filing Party shall not file (or cause to be filed), without the prior written consent of the Non-Filing Party (which consent shall not be unreasonably withheld), any amended Consolidated Return or amended Combined Return which includes any member of the Non-Filing Group if such return results in an increase in the Tax liability attributable to any member of the Non-Filing Group for any Taxable Period. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

      (b) The Filing Party, upon receipt of a written request by the Non-Filing Party, shall file an amended Consolidated Return or amended Combined Return which includes any member of the Non-Filing Group if such return results in a decrease in the Tax liability attributable to any member of the Non-Filing Group for any Taxable Period; provided, however, that if such amended Consolidated Return or amended Combined Return results in an increase in the Tax liability attributable to any member of the Filing Group for any Taxable Period, it shall be filed only upon the written consent of the Filing Party (which consent shall not be unreasonably withheld). In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

2.3   Payment of Taxes.

      (a) FNF shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, shown (i) on any FNF Consolidated Return and (ii) on any FNF Combined Return and all estimated Taxes with respect to any FNF Consolidated Return or FNF Combined Return. FIS shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, shown (i) on any FIS Consolidated Return and (ii) on any FIS Combined Return and all estimated Taxes with respect to any FIS Consolidated Return or FIS Combined Return.

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      (b)   No later than 20 Business Days prior to the due date (including extensions) of any estimated Tax payment with respect to any Consolidated Return or Combined Return including both FNF Legacy Group companies and FIS Group companies, the Tax Group Parent responsible for paying such estimated Taxes (or causing such Taxes to be paid) shall prepare or cause to be prepared, taking into account the allocation rules set forth in Schedule I, a statement setting forth the amount of the Other Tax Group's allocable share of such estimated Taxes, if any, and shall provide such statement, or cause such statement to be provided, to the Other Tax Group. No later than the due date (including extensions) of any estimated Tax payment with respect to any Consolidated Return or Combined Return including both FNF Legacy Group companies and FIS Group companies, the parent of such Other Tax Group shall pay to the Tax Group Parent responsible for paying such estimated Taxes (or causing such Taxes to be paid) the amount shown on such statement. In the event of disagreement over such Other Tax Group's allocable share of such estimated Taxes, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

      (c) No later than 20 Business Days prior to the due date (including extensions) of any Consolidated Return or Combined Return, the Filing Party shall prepare or cause to be prepared, taking into account the allocation rules set forth in Schedule I, a statement (the "Consolidated Tax Allocation Statement" or "Combined Tax Allocation Statement", as the case may be) setting forth the amount of the unpaid or overpaid portion of the Non-Filing Group's allocable share of the total Consolidated Tax liability or Combined Tax liability, if any, taking into account any applicable Tax payments previously made by the Non-Filing Party or any other member of the Non-Filing Group to any member of the Filing Group or to any Taxing Authority, and shall provide such statement, or cause such statement to be provided, to the Non-Filing Party. No later than the due date (including any extensions), of any Consolidated Return or Combined Return including both FNF Legacy Group companies and FIS Group companies, the Filing Party shall pay to the Non-Filing Party any overpayment or the Non-Filing Party shall pay to the Filing Party any underpayment shown on the Consolidated Tax Allocation Statement or Combined Tax Allocation Statement, as the case may be. In the event of disagreement over the Non-Filing Group's allocable share of the total Consolidated Federal Tax liability shown on the Consolidated Tax Allocation Statement or Combined Tax Allocation Statement, as the case may be, the parties shall resolve their disagreement in accordance with
Section 8.5 of this Agreement.

      (d) FNF shall pay or shall cause to be paid to the appropriate Tax Authority all Separate Taxes that relate to a Separate Return filed by any FNF Legacy Group company. FIS shall pay or shall cause to be paid to the appropriate Tax Authority all Separate Taxes that relate to a Separate Return filed by any FIS Group company.

2.4 Treatment of Prior Tax Sharing Arrangements. Except as otherwise provided in this Agreement, any tax sharing agreements, arrangements, policies or guidelines, formal or informal, express or implied, that may exist between any FNF Legacy Group company, on the one hand, and any FIS Group company, on the other hand, shall terminate, and any obligations under any such agreements or arrangements shall be cancelled, as of the Effective Date.

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2.5   Agent.

      (a) Treasury Regulations designate FNF as the sole agent of all members of the FNF Group with respect to all Consolidated Federal Tax matters. FNF, as agent, shall be responsible to see that all such administrative matters relating thereto shall be handled in a timely and appropriate manner. FNF shall be FIS's agent with respect to making payments to, or collecting refunds from, any Tax Authority with respect to Consolidated Federal Taxes relating to any Pre-Distribution Period that are due from or to the FIS Group hereunder. FIS shall reimburse FNF, or FNF shall reimburse FIS, as the case may be, for the FIS Group's attributable share of any payments made or refunds received with respect to such Pre-Distribution Period Consolidated Federal Taxes as set forth in
Schedule I. In so acting as agent, FNF shall not take any action on behalf of any member of the FIS Group, including, without limitation, strategies relating to waivers of any statute of limitations, without the prior written consent of FIS (which consent shall not be unreasonably withheld) if such action is reasonably likely to materially increase the amount of Tax liability of the FIS Group for which the FIS Group is not entitled to indemnification under this Agreement over the amount it would have been without such action. In the event of disagreement over whether consent is required or is being unreasonably withheld, the parties shall resolve their disagreement in accordance with
Section 8.5 of this Agreement.

      (b) Notwithstanding Section 2.5(a) of this Agreement, if the Service deals directly with any FIS Group company in respect of its Consolidated Federal Taxes for a Pre-Distribution Period, FIS shall have full authority to act or to designate such authority to such FIS Group company; provided, however, that FIS shall notify FNF, or such FIS Group company shall notify FNF and FIS, as the case may be, of any such communications or dealings.

2.6 Treatment of NTI-NY. Notwithstanding any other provision in this Agreement, the NTI-NY Tax Sharing Agreement shall not be terminated by this Agreement, and any allocations of Taxes for Pre-Distribution Periods to NTI-NY and any payments of Taxes by, or payments of refunds to, NTI-NY with respect to Pre-Distribution Periods shall not be governed by this Agreement, but shall be governed by the NTI-NY Tax Sharing Agreement.

                  SECTION 3. ALLOCATION OF CERTAIN TAX ITEMS.

3.1 Liability for Deconsolidation. Except as otherwise provided by this Agreement all Taxes arising from the deconsolidation of the FIS Group from the FNF Group shall be the obligation of the entity that is liable for such Taxes under applicable Tax Law.

3.2   Carryforwards and Carrybacks.

      (a) The Filing Party shall notify the Non-Filing Party of any consolidated or combined carryover item which may be partially or totally attributed to and carried over by any member of the Non-Filing Group and will notify the Non-Filing Party of subsequent adjustments which may affect such carryover item.

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      (b)   Notwithstanding any other provision of this Agreement, the
Non-Filing Party shall not be required to make any election under Section 172(b)(3) of the Code, or any similar provision of any state or local Tax Law, to relinquish any right to carryback net operating losses. Upon a request by the Non-Filing Party, the Filing Party shall be required to include on an amended FNF Consolidated Return or FNF Combined Return that includes any member of the Non-Filing Group any net operating losses of any such member of the Non-Filing Group arising in a Post-Distribution Period to the extent allowed under the Tax Law; provided, that if the Filing Party incurs a Tax Detriment related to the inclusion of such net operating losses on the Consolidated Return or Combined Return, the Non-Filing Party shall indemnify the Filing Party for the amount of such Tax Detriment.

3.3 Refunds. Any refund of Taxes resulting from an adjustment made to a Tax Return that includes both FNF Legacy Group companies and FIS Group companies shall be allocated in a manner consistent with the allocation rules set forth in
Schedule I to the party whose Tax Item resulted in such refund; provided, however, that any such refund resulting from the carryback of net operating or capital loss arising in a Post-Distribution Period shall be allocated to the party whose loss gave rise to such refund.

3.4 Allocation of Earnings and Profits. FNF shall provide FIS with a schedule of the allocation of the earnings and profits of FNF between FNF and FIS as a result of the Distribution as provided in Section 312(h) of the Code and Sections 1.312-10(a) and 1.1502-33 of the Treasury Regulations. The schedule shall be furnished to FIS not later than 180 days following the Distribution; provided, however, that FNF shall furnish FIS with estimates of such amounts (determined in accordance with past practice) as reasonably requested by FIS. FIS agrees to fully cooperate with FNF in providing information pertinent to the determination of the earnings and profits of FNF related to any Pre-Distribution Period. Any disputes between the parties with shall be resolved in accordance with the provisions of Section 8.5 of this Agreement.

                     SECTION 4. INDEMNIFICATION PROVISIONS.

4.1   General Indemnification.

      (a) Subject to Section 5 of this Agreement, FNF shall indemnify and hold harmless, on an After-Tax Basis, FIS and each other member of the FIS Group against any and all Taxes and Tax Losses (i) with respect to any FNF Consolidated Return or FNF Combined Return for any Taxable Period beginning prior to the Distribution Date, to the extent that such Taxes and Tax Losses are attributable to any FNF Legacy Group company pursuant to Schedule I, (ii) with respect to any FIS Combined Return for any Taxable Period beginning prior to the Distribution Date, to the extent that such Taxes and Tax Losses are attributable to any FNF Legacy Group company pursuant to Schedule I, (iii) with respect to any FNF Consolidated Return or FNF Combined Return for any Taxable Period beginning on or after the Distribution Date, (iv) with respect to any Separate Return of any FNF Legacy Group company, and (v) with respect to any FNF Legacy Group company for which any FIS Group company may be liable under Section

1.1502-6 of the Treasury Regulations, or any successor provision thereto, or any provision of state or local law comparable thereto.

      (b) Subject to Section 5 of this Agreement, FIS shall indemnify and hold harmless, on an After-Tax Basis, FNF and each other member of the FNF Legacy Group against any and all Taxes and Tax Losses (i) with respect to any FNF Consolidated Return or FNF Combined Return for any Taxable Period beginning prior to the Distribution Date, to the extent that such Taxes and Tax Losses are attributable to any FIS Group company pursuant to Schedule I, (ii) with respect to any FIS Combined Return for any Taxable Period beginning prior to the Distribution Date, to the extent that such Taxes and Tax Losses are attributable to any FIS Group company pursuant to Schedule I, (iii) with respect to any FIS Consolidated Return or FIS Combined Return for any Taxable Period beginning on or after the Distribution Date, (iv) with respect to any Separate Return of any FIS Group company, and (v) with respect to any FIS Group company for which any FNF Legacy Group company may be liable under Section 1.1502-6 of the Treasury Regulations, or any successor provision thereto, or any provision of state or local law comparable thereto.

4.2   Indemnity Payments.

      (a) Except as otherwise provided under this Agreement, to the extent that any party has an indemnification or payment obligation to another party pursuant to this Agreement, the Indemnitee shall provide the Indemnifying Party with its calculation of the amount of such obligation. Such calculation shall provide sufficient detail to permit the Indemnifying Party to reasonably understand the calculations and the existence and correct amount of the Indemnified Liability. Except in the case of a dispute initiated under Section
8.5 of this Agreement, all indemnification payments shall be made to such Indemnitee or to the appropriate Tax Authority as specified by the Indemnitee within thirty (30) days after delivery by the Indemnitee to the Indemnifying Party of written notice of a payment or, if such Indemnified Liability is contested pursuant to Section 6.2 of this Agreement, within thirty (30) days of the incurrence of such an amount based on a Final Determination, together with a computation of the amounts due. Any disputes with respect to indemnification payments shall be resolved in accordance with Section 8.5 of this Agreement. In the event of such dispute, any payment of an Indemnified Liability shall be made within 30 of the decision of the Referee.

      (b) Any payment required under this Agreement in an amount in excess of one million dollars ($1,000,000.00) shall be made by electronic funds transfer of immediately available funds.

      (c) Notwithstanding any other provision of this Agreement, no payment of an Indemnified Liability shall be required under this Section 4 to the extent it is duplicative of any payment made pursuant to any other provision of this Agreement and any such payment(s) shall be made as required by such other provision.

      (d) As provided in the Private Letter Ruling, the parties agree to treat any payment made with respect to an Indemnified Liability (i) that arises with respect to a

Taxable Period beginning before the Distribution and (ii) does not become fixed or ascertainable until after the Distribution, as occurring immediately before the Distribution.

4.3 Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

4.4 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in Section 4.2 shall bear interest for the period from and including the date immediately following the last date of the period through and including the date of payment at a per annum rate equal to the Prime Rate, plus two percent (2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                     SECTION 5. DISTRIBUTION TAX TREATMENT.

5.1   Section 355 Tax Treatment.

      (a)   Representations, Covenants, and Agreements.

            (i) The parties expressly agree for all purposes to treat the Distribution as a tax-free distribution under Section 355 and related sections of the Code, including Section 361 (c) of the Code (the "Section 355 Tax Treatment"). Each party hereto also expressly agrees (A) to comply (and to cause each of its Affiliated Companies to comply) with the representations set forth in the Ruling Documents and the Opinion Documents, (B) not to take (and to cause each of its Affiliated Companies not to take) any action (except where such action is required by law) that is inconsistent with the treatment of the Distribution and all related transactions in accordance with the Section 355 Tax Treatment, and (C) to take (and to cause each of its Affiliated Companies to take) any and all actions reasonably available to such party (or Affiliated Company) to support and defend the Section 355 Tax Treatment.

            (ii) FNF has reviewed the information and representations made in the Ruling Documents and, to its knowledge, all of such information and representations are true, correct, and complete in all material respects.

      (b)   Notwithstanding anything to the contrary in Section 4 of this
Agreement:

            (i) If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment (other than Section 355(e) Gain, which is addressed by Section 5.2 of this Agreement), and any FIS Group company (and no FNF Legacy Group company) has breached Section 5.1(a) of this Agreement or has taken any action after the Distribution which breach or action results in such disallowance, then FIS shall be liable for, and shall indemnify and hold each FNF Legacy Group company harmless for, any Taxes and other Adverse Consequences that would not have occurred but for such disallowance.

            (ii) If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment (other than Section 355(e) Gain, which is addressed by Section 5.2), and any FNF Legacy Group company (and no FIS Group company) has breached Section 5.1(a) or has taken any action after the Distribution which breach or action results in such disallowance, then FNF shall be liable for, and shall indemnify and hold each FIS Group member harmless for, any Taxes and other Adverse Consequences that would not have occurred but for such disallowance.

            (iii) If there is a Final Determination that results in the disallowance, in whole or in part, of the Section 355 Tax Treatment, and if one or more FNF Legacy Group companies and one or more FIS Group companies have breached Section 5.1(a) of this Agreement or have taken action after the Distribution which breach or action results in such disallowance, then any Taxes and other Adverse Consequences which would not have occurred but for such disallowance shall be allocated between FNF and FIS in accordance with their responsibility for such Taxes and other Adverse Consequences as determined pursuant to Section 8.5 of this Agreement.

5.2   Section 355(e) Taxes.

      (a)   Unless, for each Acquisition of an interest in FIS described in this
Section 5.2(a), the FIS Acquisition Approval Process first is satisfied at FIS's expense, FIS shall not take or allow any action, and shall cause its Affiliated Companies to refrain from taking or allowing any action, which would result in the direct or indirect Acquisition (taking into account the stock aggregation and attribution rules of section 355(e)) by one or more persons of either:

            (i) any interest in FIS, regardless of size, for which Acquisition there is any agreement, understanding, arrangement, or substantial negotiations at the Distribution Date or at any time during the one-year period following the Distribution Date; or

            (ii) a ten percent (10%) or greater interest in FIS, measured either individually or when cumulated with all prior direct or indirect Acquisitions occurring on or after June 1, 2004, through the period ending two years following the Distribution Date.

      (b) As used herein with reference to any Acquisition of an interest in FIS, the "FIS Acquisition Approval Process" shall be satisfied if and only if all of the following requirements are satisfied in the order set forth below:

            (i)   FIS notifies FNF of the proposed Acquisition;

            (ii) FIS obtains either (A) an opinion of a nationally recognized law firm or a nationally recognized accounting firm (acceptable in either case to FNF), which opinion may be relied upon by FNF, that such Acquisition will not be treated as part of a plan (or series of related transactions) with the Distribution pursuant to which one or more persons acquired directly or indirectly stock representing Control of FIS within the meaning of Section 355(e) of the Code; or (B) a ruling from the IRS that such

Acquisition will not be treated as part of a plan (or series of related transactions) with the Distribution pursuant to which one or more persons acquired directly or indirectly stock representing Control of FIS within the meaning of Section 355(e) of the Code;

            (iii) FIS submits the opinion or ruling described in Section 5.2(b)(ii) of this Agreement to FNF for FNF's review; and

            (iv) FNF provides FIS with written approval of the proposed Acquisition; provided however, that FNF may not unreasonably withhold its approval, and FNF may withhold its approval only for reasons related to the
Section 355 Tax Treatment or to FIS's ability to satisfy its indemnification obligations under this Agreement.

      (c)   Unless, for each Acquisition of an interest in FNF described in this
Section 5.2(c), the FNF Acquisition Approval Process first is satisfied at FNF's expense, FNF shall not take or allow any action, and shall cause its Affiliated Companies to refrain from taking or allowing any action, which would result in the direct or indirect Acquisition (taking into account the stock aggregation and attribution rules of section 355(e)) by one or more persons of either:

            (i) any interest in FNF, regardless of size, for which Acquisition there is any agreement, understanding, arrangement, or substantial negotiations at the Distribution Date or at any time during the one-year period following the Distribution Date; or

            (ii) a ten percent (10%) or greater interest in FNF or in FIS, measured either individually or when cumulated with all prior direct or indirect Acquisitions occurring on or after June 1, 2004, through the period ending two years following the Distribution Date.

      (d) As used herein with reference to any Acquisition of an interest in FNF, the "FNF Acquisition Approval Process" shall be satisfied if and only if all of the following requirements are satisfied in the order set forth below:

            (i)   FNF notifies FIS of the proposed Acquisition;

            (ii) FNF obtains either (A) an opinion of a nationally recognized law firm or a nationally recognized accounting firm (acceptable in either case to FIS), which opinion may be relied upon by FIS, that such Acquisition will not be treated as part of a plan (or series of related transactions) with the Distribution pursuant to which one or more persons acquired directly or indirectly stock representing Control of FNF or of FIS within the meaning of
Section 355(e); or (B) a ruling from the IRS that such Acquisition will not be treated as part of a plan (or series of related transactions) with the Distribution pursuant to which one or more persons acquired directly or indirectly stock representing Control of FNF or of FIS within the meaning of
Section 355(e) of the Code;

            (iii) FNF submits the opinion or ruling described in Section 5.2(d)(ii) to FIS for FIS's review; and

            (iv) FIS provides FNF with written approval of the proposed Acquisition; provided however, that FIS may not unreasonably withhold its approval, and FIS may withhold its approval only for reasons related to the
Section 355 Tax Treatment or FNF's ability to satisfy its indemnification obligations under this Agreement.

      (e) If Section 355(e) of the Code is applicable to the Distribution because the Distribution was part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly FIS stock representing Control of FIS within the meaning of Section 355(e) of the Code, FIS shall pay and be liable for, and shall indemnify FNF against any liability for, any resulting Taxes (the "Section 355(e) Gain") and other Adverse Consequences regardless of whether the FIS Acquisition Approval Process has been satisfied, except to the extent the section 355(e) gain and other Adverse Consequences result from a transaction involving an indirect Acquisition of Control of FIS resulting from an Acquisition of FNF stock.

      (f) If Section 355(e) of the Code is applicable to the Distribution because the Distribution was part of a plan (or series of related transactions) pursuant to which one or more persons acquired directly or indirectly FNF stock representing Control of FNF within the meaning of Section 355(e) of the Code, FNF shall pay and be liable for, and shall indemnify FIS against any liability for, the Section 355(e) Gain and other Adverse Consequences regardless of whether the FNF Acquisition Approval Process has been satisfied.

5.3 Indemnification Payments. Any indemnification required under this Section 5 shall be paid in accordance with the terms of Sections 4.2, 4.3, and 4.4 of this Agreement.

                     SECTION 6. AUDITS AND CONTEST RIGHTS.

6.1 Notice. If, after the Distribution Date, any member of a Tax Group receives written notice of, or relating to, an Audit from a Tax Authority that asserts, proposes or recommends a deficiency, claim or adjustment that, if sustained, could result in Taxes for which any member of the Other Tax Group is responsible under this Agreement, then the Tax Group Parent of the Tax Group receiving such notice shall provide or cause to be provided a copy of such notice to the Other Tax Group within ten (10) Business Days of receipt thereof. Each Tax Group Parent shall forward or cause to be forwarded to the Other Tax Group relevant portions of any reports or other communications which relate to such matters.

6.2   Contests.

      (a) Except as otherwise provided in this Agreement, the respective Filing Party shall have the right to control, contest, and represent the interest of any FNF Legacy Group company or any FIS Group company in any Contest relating to any Tax Return described in Sections 2.1 and 2.2 of this Agreement (other than a Tax Return described in Section 6.2(b) or (c) of this Agreement) and, subject to Section 6.4(b) of this Agreement, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Contest. The Filing

Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

      (b) Except as otherwise provided herein, after the date of execution of this Agreement, in the case of a Contest that relates to a Tax Return for a Taxable Period beginning before the Distribution Date (or any item relating thereto or reported thereon) which would give rise to an Indemnification Liability, under this Agreement, of an Indemnifying Party that is not the Filing Party with respect to such Tax Return, the Indemnifying Party shall have the right at its expense to participate in and control the conduct of such Contest. If the Indemnifying Party does not assume the defense of any such Contest for a Pre-Distribution Period, the Filing Party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Contest after giving ten (10) Business Days' prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement. In the event of a Contest covered by the first sentence of this paragraph, that involves issues
(i) relating to a potential adjustment for which the Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which any Indemnitee would be liable, the Indemnitee shall have the right at its expense to control the Contest but only with respect to the latter issues.

      (c) With respect to a Contest involving an issue for which both (i) any FNF Legacy Group company and (ii) any FIS Group company could be liable, each party may participate in the Contest, and the Contest may be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Taxable Periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Section
6.2 by FNF or by FIS.

      (d) The party that is controlling any Contest pursuant to Sections 6.2(b) and (c) of this Agreement (the "Controlling Party"):

            (i) in the case of any material correspondence or filing submitted to the Tax Authority or any judicial authority that relates to the merits of such deficiency, claim or adjustment shall (A) reasonably in advance of such submission, but subject to applicable time constraints imposed by such Tax Authority or judicial authority, provide the other party (the "Non-Controlling Party") with a draft copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment, (B) incorporate, subject to applicable time constraints imposed by such Tax Authority or judicial authority, the Non-Controlling Party's reasonable comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such deficiency, claim or adjustment; and

            (ii) shall provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with the Tax Authority (including meetings with examiners) or hearings or proceedings before any judicial authority to the extent they relate to such deficiency, claim or adjustment.

6.3 Judicial Appeals. In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to a matter described in Sections 6.2(c) and (d) of this Agreement, then, subject to Section 6.4(b):

      (a) In the case of an appeal of an adverse determination, which involves no material issues other than matters for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination.

      (b) In the case of an appeal of any other adverse determination which involves material issues other than those for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement, the Non-Filing Party shall have the right to cause the Filing Party to appeal from such adverse determination if the Non-Filing Party delivers to the Filing Party an opinion from an independent tax counsel selected by the Non-Filing Party and reasonably acceptable to the Filing Party that it is more likely than not that such appeal will succeed and the amount in controversy exceeds $100,000.

      (c) In the case of an adverse determination which involves matters for which the Filing Party would be the Indemnifying Party pursuant to this Agreement and within such determination material matters for which the Non-Filing Party would be the Indemnifying Party pursuant to this Agreement were favorably disposed, the Non-Filing Party shall have the right to prevent the Filing Party from appealing from such adverse determination unless the Filing Party delivers to the Non-Filing Party an opinion from an independent tax counsel selected by the Filing Party and reasonably acceptable to the Non-Filing Party that it is more likely than not that such appeal will succeed.

      (d) If the Non-Filing Party causes the Filing Party to appeal any adverse determination pursuant to this Section 6.3, the Non-Filing Party shall pay the reasonable costs, including legal fees, of the Filing Party incurred in such appeal.

6.4   Limitations.

      (a) The Non-Filing Party shall have a right to contest any deficiency, claim or adjustment in accordance with Section 6.2 of this Agreement only if:

            (i) within thirty (30) Business Days of a reasonable request by the Filing Party, the Non-Filing Party shall deliver to the Filing Party a written opinion of a nationally recognized tax attorney or tax accountant that is a member of a recognized law firm or accounting firm, to the effect that the Non-Filing Party's position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Section 1.6662-3(b)(3) of the Treasury Regulations);

            (ii) the Non-Filing Party shall have agreed to be bound by a Final Determination of such deficiency, claim or adjustment;

            (iii) the Non-Filing Party shall have agreed to pay, and shall be currently paying, all reasonable costs and expenses incurred by the Filing Party to contest such deficiency, claim or assessment including reasonable outside attorneys', accountants' and investigatory fees and disbursements to the extent such costs relate to the issue being contested by the Non-Filing Party;

            (iv) the Non-Filing Party shall have advanced to the Filing Party, on an interest-free basis (and with no additional net after-tax cost to the Filing Party), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Non-Filing Party could be liable under this Agreement or (B) the amounts actually expended by the Filing Party for this item) to the extent necessary for the contest to proceed in the forum selected by the Controlling Party; and

            (v) the Non-Filing Party shall have provided to the Filing Party all documents and information, and shall have made available employees and officers of the Non-Filing Party, as have been reasonably requested by the Filing Party in contesting such deficiency, claim or adjustment.

      (b) The Filing Party shall not settle, compromise or otherwise resolve any Tax matter relating to Taxes with respect to a Pre-Distribution Period (a "Tax Settlement") without the prior written consent of the Non-Filing Party (which consent shall not be unreasonably withheld) if such Tax Settlement is reasonably likely to materially increase the Tax paid by the Non-Filing Party with respect to any Tax not subject to indemnification under this Agreement; provided, however, that in the event that the Non-Filing Party does not consent and the Filing Party reasonably believes that the withholding of consent was unreasonable, or the Filing Party reasonably believes that no consent of the Non-Filing Party is required, the parties shall resolve their disagreement in accordance with Section 8.5 of this Agreement.

      (c) Notwithstanding any other provision of this Section 6.4, the Filing Party may resolve, settle, or agree to any deficiency, claim or adjustment for any Taxable Period if the Filing Party waives its right to indemnity with respect to such Tax Item. In such event, the Filing Party shall promptly reimburse the Non-Filing Party for all amounts previously advanced by the Non-Filing Party to the Filing Party in connection with such deficiency, claim or adjustment under Section 6.4(a)(4) of this Agreement. In addition, the Filing Party shall reimburse the Non-Filing Party for any Tax Detriment that directly results from the settlement of such deficiency, claim or adjustment. No waiver by the Filing Party under this Section 6.4(c) with respect to any deficiency, claim or adjustment relating to any single Tax Item, position, issue or transaction or relating to any single Tax for any one Taxable Period shall operate as a waiver with respect to any other deficiency, claim or adjustment.

6.5 Failure to Notify. The failure of the Filing Party promptly to notify the Non-Filing Party of any matter relating to a particular Tax for a Taxable Period or to take any action specified in Section 6.2 of this Agreement shall not relieve the Non-Filing Party of any liability and/or obligation which it may have to the Filing Party under this Agreement with respect to such Tax for such Taxable Period except to the extent that the Non-Filing Party's rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Non-Filing Party of any other liability and/or obligation which it may have to the Filing Party.

6.6 Remedies. Except as otherwise provided in this Agreement, the parties hereby agree that the sole and exclusive remedy for a breach by the Filing Party of the Filing Party's obligations to the Non-Filing Party with respect to a deficiency, claim or adjustment relating to the redetermination of a Tax Item of the Non-Filing Party for a Taxable Period shall first be a reduction in the amount that would otherwise be payable by the Non-Filing Party for such Taxable Period and then an increase in amount that would otherwise be payable by the Filing Party for such Taxable Period, in either case because of the breach. The parties further agree that no claim against the Filing Party and no defense to the Non-Filing Party's liabilities to the Filing Party under this Agreement shall arise from the resolution by the Filing Party of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of the Filing Party.

                            SECTION 7. COOPERATION.

7.1 Provision of Information and Documents. FNF and FIS shall cooperate and provide each other with all documents and information, and provide access to employees and officers of any member of the FNF Legacy Group or the FIS Group, as reasonably requested by the other party, on a mutually convenient basis during normal business hours (at the reasonable expense of the requesting party) to aid the other party in preparing any Tax Return described in Section 2.1 or
2.2 of this Agreement or to contest any Audit of any such Tax Return. Such cooperation shall include, without limitation:

      (a) the retention and provision on reasonable request of any and all information including all books, records, documentation or other information, any necessary explanations of information, and access to personnel, until the expiration of the applicable statute of limitation for additional assessments of Tax for the Taxable Period for which such document or other information arises (giving effect to any extension, waiver, or mitigation thereof);

      (b) within the limits otherwise set forth herein, the execution by such party of any document that is relevant and may be necessary or helpful in connection with any Tax Return or in connection with any Contest; and

      (c) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

7.2 Special Rules Regarding Information Required for Tax Return Preparation. The Non-Filing Party will provide to employees or representatives of the Filing Party responsible for preparing its Tax Returns with access to any relevant information, including any Ruling Documents or Opinion Documents, not in the possession of the Filing Party, as it relates to the Filing Party or any member of the Filing Group, and will provide the Filing Party with a copy of such relevant information to the extent that the issues discussed therein are relevant to the Filing Party or any member of the Fling Group, not later than five (5) Business Days after the receipt of a written request therefor.

7.3 Consultations With Regard to Tax Items. FNF and FIS shall advise and consult with each other with respect to any Tax election or the Tax treatment of any item (including the treatment of any item that would be affected by a proposed Tax adjustment relating to a Consolidated Return which is the subject of an Audit or investigation, or is the subject of any proceeding or litigation) which could affect any Tax attribute of the other party or an Affiliated Company thereof (including, but not limited to, basis in an asset or the amount of earnings and profits).

7.4   Limitations on Cooperation.

      (a) Notwithstanding any other provision of this Agreement, no member of a Tax Group shall be required to provide any member of the Other Tax Group access to or copies of any information unless it relates to one or more members of the Other Tax Group.

      (b) In the event that a Tax Group Parent determines that the provision of any information to any member of the Other Tax Group could be commercially detrimental, violate any law or agreement, or waive any privilege that may be asserted under applicable law including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the parties shall take reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                           SECTION 8. MISCELLANEOUS.

8.1   Effectiveness. This Agreement shall become effective as of the Effective
Date.

8.2 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                      TO FNF:

                      Fidelity National Financial, Inc.
                      Attention: Anthony Park
                                 Chief Accounting Officer
                      601 Riverside Avenue
                      Jacksonville, FL  32201
                      Telephone: (904) 854-8152

                      TO FIS:

                      Fidelity National Information Services, Inc.
                      Attention: Richard Cox
                                 Senior Vice President -- Corporate Tax Director
                      601 Riverside Avenue
                      Jacksonville, FL  32201
                      Telephone: (904) 854-8100

And to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

8.3   Changes in Law.

      (a) Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

      (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the Effective Date, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.4 Consent. Whenever this Agreement specifies that consent is not to be unreasonably withheld, the determination shall take into account, among other things, the relative amount of potential Tax exposure or refund involved for the FNF Legacy Group companies on the one hand and the FIS Group companies on the other hand, and if the consent relates to bringing proceedings in one venue rather than another, the impact on such decision on such interests of each group. Any controversy over refusal of consent shall be resolved pursuant to
Section 8.5 of this Agreement.

8.5   Dispute Resolution.

      (a) Senior financial management of the parties shall make good faith reasonable efforts to resolve any disagreement. If either party reasonably determines that such efforts will not resolve the dispute, such party shall provide notice to that effect to the other party, in which event, the disagreement shall be resolved by an independent referee that is mutually acceptable to the parties hereto (a "Referee").

      (b) In the event the parties cannot agree on a Referee within 10 days of the date of the notice described in paragraph (a), each party shall select within 5 days an independent nationally recognized law firm or accounting firm expert in tax matters and such firms shall jointly choose the Referee.

      (c)   A Referee so chosen shall consider the magnitude and size of the item in question, the impact of the resolution on other Taxable Periods of the FNF Group and the FIS Group and the likelihood of a group's position ultimately prevailing, and otherwise shall resolve any such disagreement pursuant to such procedures as may be deemed advisable. The Referee shall render its decision within 30 days unless another time period is specified herein or is mutually agreed upon by FNF and FIS. Any such resolution shall be binding on the parties hereto without further recourse.

      (d) The costs of any Referee shall be apportioned between FNF and FIS as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the dispute, the conduct of the parties and the result of the dispute.

8.6   Authorization. Each of the parties hereto hereby represents and warrants
(a) that it has the power and authority to execute, deliver and perform this Agreement, (b) that this Agreement has been duly authorized by all necessary corporate action on the part of each such party, (c) that this Agreement constitutes a legal, valid and binding obligation of each such party and (d) that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

8.7 Successors. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.8 Assignment. Except for assignments or transfers by operation of law, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, which consent will not be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

8.9 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

8.10 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

8.11 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.13 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is solely for the benefit of each member of the FNF Legacy Group and each member of the FIS Group. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without reference to this Agreement.

8.14 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

8.15 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

8.16 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

8.17 Schedules. The Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                       FIDELITY NATIONAL FINANCIAL, INC.

                                       By:_________________________________
                                       Name:
                                       Title:
                                       Date:

                                       FIDELITY NATIONAL INFORMATION
                                       SERVICES, INC.

                                       By:__________________________________
                                       Name:
                                       Title:
                                       Date:

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